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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940



                The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:



Name:   COWEN SERIES FUNDS, INC.

        Address of Principal Business Office (No. & Street, City,
State, Zip Code):

                                Financial Square
                            New York, New York 10005

Telephone Number (including area code):  (212) 495-6724

                Name and address of agent for service of process:

                                 Rodd M. Baxter
                            Cowen Series Funds, Inc.
                                Financial Square
                            New York, New York 10005

                                   Copies to:

                                Jon S. Rand, Esq.
                            Willkie Farr & Gallagher
                               One Citicorp Center
                              153 East 53rd Street
                            New York, New York 10022

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
 Form N-8A:  Yes  [X]       No  [ ]


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                                   SIGNATURES


                Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 12th day of November, 1997.




                                          COWEN SERIES FUNDS, INC.




                                          By:    /s/   Rodd M. Baxter
                                               Name:   Rodd M. Baxter
                                               Title:  President


ATTEST:


By:  /s/  James Patrick Cartmel
   Name:  James Patrick Cartmel
   Title: Secretary